Exhibit 4.2

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
NEOMAGIC CORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

NeoMagic Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The Board of Directors of the Corporation duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring such amendment to be advisable.  The stockholders of the Corporation duly approved such proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to such amendment.  The resolution setting forth the amendment is as follows:

RESOLVED:  That the text of the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended in its entirety to read as follows:

“1.           The Corporation is authorized to issue 200,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 2,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized President and Chief Executive Officer on this 1st day of June, 2010.

NEOMAGIC CORPORATION

By:	/s/ Syed Zaidi
Syed Zaidi
President and Chief Executive Officer